EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS RECORD ANNUAL EARNINGS OF $23.1 MILLION

NOVATO, CA, January 23, 2017 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin "Bank," announced earnings of $5.7 million in the fourth quarter of 2016, compared to $7.0 million in the third quarter of 2016 and $4.9 million in the fourth quarter of 2015. Diluted earnings per share were $0.93 in the fourth quarter of 2016, compared to $1.14 in the prior quarter and $0.81 in the same quarter a year ago. Annual earnings increased 25.4% to $23.1 million in 2016 from $18.4 million a year ago. Diluted earnings per share were $3.78 for the year ended December 31, 2016, compared to $3.04 per share for the year ended December 31, 2015.

“In 2016, Bank of Marin again demonstrated what disciplined fundamentals and relationship-focused banking can accomplish. We produced record net income, maintained impeccable credit quality, increased both core and total deposits and continued to grow the loan portfolio," said Russell Colombo, President and CEO of Bank of Marin. “Our focus on clients and disciplined banking practices should continue to deliver a superior platform for growth, stability and financial success, whatever market conditions prevail in 2017."

Bancorp also provided the following highlights on its operating and financial performance for the year ended December 31, 2016:

•
Gross loans increased by $35.4 million for the year and totaled $1,486.6 million at December 31, 2016, compared to $1,451.2 million at December 31, 2015. New loan volume of approximately $62 million for the fourth quarter was higher than each of the three prior quarters and totaled $192 million for the year. Additionally, we entered 2017 with a strong loan pipeline that reflects the success of our lending team to expand existing markets and build new relationships.

•
Total deposits grew $44.5 million, or 2.6%, to $1,772.7 million at December 31, 2016 from $1,728.2 million last year. The Bank added several significant new commercial deposit relationships in 2016 while maintaining its low cost of funding. Non-interest bearing deposits grew by $46.9 million and make up 46% of total deposits.

•
Strong credit quality remains the hallmark of the Bank's culture. Non-accrual loans represent 0.01% of the Bank's loan portfolio as of December 31, 2016, down from 0.15% a year ago. The resolution and payoff of several problem loans resulted in a $2.0 million decrease in non-accrual loans from $2.2 million at December 31, 2015 to $145 thousand at December 31, 2016. The improvement in credit quality and a $2.6 million recovery of a commercial real estate credit in the third quarter resulted in a $1.9 million reversal of provision for loan losses in 2016.

•
Diligent expense management in 2016 improved the efficiency ratio from 61.5% in 2015 to 57.9% this year. Record earnings resulted in a return on assets ("ROA") of 1.15% for the year ended December 31, 2016, and return on equity ("ROE") of 10.23%.

•
All capital ratios are well above regulatory requirements for a well-capitalized institution. The total risk-based capital ratio for Bancorp was 14.3% at December 31, 2016 compared to 13.4% at December 31, 2015. Tangible common equity to tangible assets (refer to footnote 3 on page 5 for definition of this non-GAAP financial measure) increased to 11.0% at December 31, 2016, from 10.1% at December 31, 2015.

•
The Board of Directors declared a cash dividend of $0.27 per share on January 20, 2017. This represents the 47th consecutive quarterly dividend paid by Bank of Marin Bancorp. The cash dividend is payable on February 10, 2017, to shareholders of record at the close of business on February 3, 2017.

Loans and Credit Quality

Loan originations totaled approximately $62 million in the fourth quarter of 2016. The majority of the new loan volume for the quarter was investor commercial real estate, followed by owner-occupied commercial real estate and commercial and industrial. New loan originations in the fourth quarter were offset by payoffs of $42 million, and combined with utilization on lines of credit and amortization on existing loans, resulted in the net increase of $19.0 million. Payoffs in the quarter ended December 31, 2016 were primarily the result of property sales or successful completion of projects and bridge-loan financing.

Year-to-date loan originations of $192 million were spread throughout our markets and compared to $252 million last year, which was an all-time high. During 2016, originations were offset by payoffs of $158 million, down from $169 million experienced in 2015.

Non-accrual loans totaled $145 thousand, or 0.01%, of the Bank's loan portfolio at December 31, 2016, a decrease from $540 thousand, or 0.04%, at September 30, 2016 and $2.2 million, or 0.15%, a year ago. Loans classified substandard totaled $19.6 million at December 31, 2016, compared to $22.6 million at September 30, 2016 and $22.3 million at December 31, 2015. There were no loans classified doubtful at December 31, 2016 or December 31, 2015. Accruing loans past due 30 to 89 days totaled $410 thousand at December 31, 2016, compared to $160 thousand at September 30, 2016 and $2.1 million a year ago.

Credit quality continues to improve, resulting in reversals of the provision for loan losses of $300 thousand and $1.6 million in the fourth and third quarters of 2016, respectively, compared to a $500 thousand provision for loan losses taken in the fourth quarter a year ago. Net recoveries for the fourth quarter totaled $29 thousand compared to $2.2 million in the prior quarter and $42 thousand in the fourth quarter a year ago. Net recoveries totaled $2.3 million for the year ended December 31, 2016, primarily related to the resolution of a problem commercial real estate credit, compared to net charge-offs of $600 thousand for the year ended December 31, 2015. The ratio of loan loss reserve to loans was 1.04% at December 31, 2016, 1.07% at September 30, 2016 and 1.03% at December 31, 2015.

Investments

The investment portfolio totaled $417.0 million at December 31, 2016, a decline of $8.4 million from September 30, 2016 and $70.4 million from December 31, 2015. In 2016, the Bank sold approximately $70 million of investment securities, $67.0 million of which was used to repay Federal Home Loan Bank ("FHLB") borrowings.

Deposits

Deposits totaled $1,772.7 million at December 31, 2016, compared to $1,801.5 million at September 30, 2016 and $1,728.2 million at December 31, 2015. The decline of $28.8 million in the fourth quarter is due to the normal business activity of the Bank's customers. While day-to-day volatility continues, average deposit balances for the year increased by $104 million when compared to 2015. The average cost of deposits for 2016 dropped one basis point from 2015 to 0.08%.

Earnings

“Our outstanding income performance for the year reflects the discipline and hard work of our loan, credit and deposit teams. Loan originations, recoveries and a low cost of funds are truly the underlying strength of the organization,” said Tani Girton, Chief Financial Officer. “Without these fundamentals, you don’t get the earnings and dividends Bank of Marin has been able to generate consistently through the years.”

Net interest income totaled $18.0 million in the fourth quarter of 2016 compared to $19.4 million in the prior quarter and $17.2 million in the same quarter a year ago. The decrease from the prior quarter primarily relates to an interest recovery of $1.4 million last quarter. The tax-equivalent net interest margin was 3.78%, 4.05% and 3.70% for those respective periods. The decrease of 27 basis points in the fourth quarter of 2016 compared to the prior quarter is primarily due to the interest recovery in the third quarter mentioned above and a decline in accretion income related to acquired loans purchased at a discount, partially offset by a favorable move from cash to higher yielding investment securities and loans.

Net interest income totaled $73.2 million and $67.2 million in 2016 and 2015, respectively. The increase of $6.0 million in 2016 is primarily due to an increase in earning assets of $120 million, the $1.4 million interest recovery, and greater gains on payoffs and accretion on purchased loans, partially offset by lower average rates on loans and investment securities. The tax-equivalent net interest margin increased to 3.91% in 2016 compared to 3.83% in 2015 for the same reasons.

Loans acquired through the acquisition of other banks are classified as purchased credit impaired ("PCI") or non-PCI loans and are recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early payoffs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on payoffs of PCI loans are recorded as interest income when the payoff amounts exceed the recorded investment. PCI loans totaled $2.9 million at both December 31, 2016 and September 30, 2016, and $3.7 million at December 31, 2015.

Accretion and gains on payoffs of purchased loans recorded to interest income were as follows:

	Three months ended
	December 31, 2016		September 30, 2016		December 31, 2015
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$90	2 bps	$89	2 bps	$128	3 bps
Accretion on non-PCI loans [2]	$159	3 bps	$605	12 bps	$243	5 bps
Gains on pay-offs of PCI loans	$287	6 bps	$—	—	$—	—

	Years ended
	December 31, 2016		December 31, 2015
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$364	2 bps	$495	3 bps
Accretion on non-PCI loans [2]	$1,411	7 bps	$1,389	8 bps
Gains on pay-offs of PCI loans	$1,027	5 bps	$44	0 bps

1 Accretable yield on PCI loans totaled $1.5 million, $1.6 million and $2.6 million at December 31, 2016, September 30, 2016 and December 31, 2015, respectively.
2 Unaccreted purchase discounts on non-PCI loans totaled $1.8 million, $1.9 million and $3.4 million at December 31, 2016, September 30, 2016 and December 31, 2015, respectively.

Non-interest income in the fourth quarter of 2016 totaled $2.5 million, compared to $2.1 million in both the prior quarter and the same quarter a year ago. The increase compared to the prior quarter and same quarter a year ago primarily relates to a special dividend of $347 thousand from the Federal Home Loan Bank of San Francisco in the fourth quarter of 2016. Non-interest income totaled $9.2 million for both 2016 and 2015.

Non-interest expense totaled $11.8 million in the fourth quarter of 2016, compared to $11.9 million in the prior quarter and $11.1 million in the same quarter a year ago. The decrease in non-interest expense from the prior quarter primarily relates to a decrease in incentive bonus, a new lower Federal Deposit Insurance Corporation ("FDIC") assessment rate schedule and a decline in information technology project costs, partially offset by small changes in a number of items. Non-interest expense increased $743 thousand to $47.7 million in 2016 from $46.9 million in 2015, resulting from an increase in salaries and benefits related to annual merit increases, additional full-time equivalent personnel, and higher employee insurance, and an increase in the reserve for losses on off-balance sheet commitments. Increases were partially offset by a decrease in director expense resulting from fewer board members and lower FDIC assessments.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its fourth quarter earnings call on Monday, January 23, 2017 at 8:30 a.m. PT/ 11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at http://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $2.0 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 20 retail offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin was named 2016 Community Bank of the Year by Western Independent Bankers and consistently has been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of future acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
December 31, 2016

(dollars in thousands, except per share data; unaudited)	December 31, 2016	September 30, 2016	December 31, 2015
Quarter-to-Date
Net income	$5,687	$6,964	$4,925
Diluted earnings per common share	$0.93	$1.14	$0.81
Return on average assets	1.11%	1.35%	0.98%
Return on average equity	9.74%	12.08%	9.12%
Efficiency ratio	57.51%	55.41%	57.57%
Tax-equivalent net interest margin [1]	3.78%	4.05%	3.70%
Net (recoveries) charge-offs	$(29)	$(2,176)	$(42)
Net (recoveries) charge-offs to average loans	—%	(0.15)%	—%
Year-to-Date
Net income	$23,134		$18,441
Diluted earnings per common share	$3.78		$3.04
Return on average assets	1.15%		0.98%
Return on average equity	10.23%		8.84%
Efficiency ratio	57.93%		61.47%
Tax-equivalent net interest margin [1]	3.91%		3.83%
Net (recoveries) charge-offs	$(2,294)		$600
Net (recoveries) charge-offs to average loans	(0.15)%		0.04%
At Period End
Total assets	$2,023,493	$2,054,821	$2,031,134
Loans:
Commercial and industrial	$218,615	$221,207	$219,452
Real estate:
Commercial owner-occupied	$247,713	$237,538	$242,309
Commercial investor-owned	$724,228	$715,051	$715,879
Construction	$74,809	$80,491	$65,495
Home equity	$117,207	$111,211	$112,300
Other residential	$78,549	$77,769	$73,154
Installment and other consumer loans	$25,495	$24,396	$22,639
Total loans	$1,486,616	$1,467,663	$1,451,228

Non-performing loans[2]:
Commercial and industrial	$—	$44	$21
Real estate:
Commercial owner-occupied	$—	$176	$—
Commercial investor-owned	$—	$—	$1,903
Construction	$—	$—	$1
Home equity	$90	$260	$171
Other residential	$—	$—	$—
Installment and other consumer loans	$55	$60	$83
Total non-accrual loans	$145	$540	$2,179

Classified loans (graded substandard and doubtful)	$19,601	$22,592	$22,331
Total accruing loans 30-89 days past due	$410	$160	$2,104
Allowance for loan losses to total loans	1.04%	1.07%	1.03%
Allowance for loan losses to non-performing loans	106.5 x	29.11 x	6.88 x
Non-accrual loans to total loans	0.01%	0.04%	0.15%

Total deposits	$1,772,700	$1,801,469	$1,728,226
Loan-to-deposit ratio	83.9%	81.5%	84.0%
Stockholders' equity	$230,563	$231,780	$214,473
Book value per share	$37.63	$37.85	$35.34
Tangible common equity to tangible assets [3]	11.0%	10.9%	10.1%
Total risk-based capital ratio - Bank	14.1%	13.9%	13.1%
Total risk-based capital ratio - Bancorp	14.3%	14.3%	13.4%
Full-time equivalent employees	262	263	259
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.

[2] Excludes accruing troubled-debt restructured loans of $18.1 million, $19.1 million and $19.0 million at December 31, 2016, September 30, 2016 and December 31, 2015, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.9 million, $2.9 million and $3.7 million that were accreting interest at December 31, 2016, September 30, 2016 and December 31, 2015, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[3] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $9.0 million, $9.1 million and $9.5 million at December 31, 2016, September 30, 2016 and December 31, 2015, respectively. Tangible assets excludes goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at December 31, 2016, September 30, 2016 and December 31, 2015

(in thousands, except share data; unaudited)	December 31, 2016	September 30, 2016	December 31, 2015
Assets
Cash and due from banks	$48,804	$96,930	$26,343
Investment securities
Held-to-maturity, at amortized cost	44,438	46,423	69,637
Available-for-sale (at fair value; amortized cost of $378,254, $374,802 and $417,410 at December 31, 2016, September 30, 2016 and December 31, 2015, respectively)	372,580	378,996	417,787
Total investment securities	417,018	425,419	487,424
Loans, net of allowance for loan losses of $15,442, $15,713 and $14,999 at December 31, 2016, September 30, 2016 and December 31, 2015, respectively	1,471,174	1,451,950	1,436,229
Bank premises and equipment, net	8,520	8,611	9,305
Goodwill	6,436	6,436	6,436
Core deposit intangible	2,580	2,713	3,113
Interest receivable and other assets	68,961	62,762	62,284
Total assets	$2,023,493	$2,054,821	$2,031,134

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$817,031	$860,638	$770,087
Interest bearing
Transaction accounts	100,723	91,979	114,277
Savings accounts	163,516	156,225	141,316
Money market accounts	539,967	533,682	541,089
Time accounts	151,463	158,945	161,457
Total deposits	1,772,700	1,801,469	1,728,226
Federal Home Loan Bank ("FHLB") borrowings	—	—	67,000
Subordinated debentures	5,586	5,540	5,395
Interest payable and other liabilities	14,644	16,032	16,040
Total liabilities	1,792,930	1,823,041	1,816,661
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 6,127,314, 6,123,181 and 6,068,543 at December 31, 2016, September 30, 2016 and December 31, 2015, respectively	87,392	86,926	84,727
Retained earnings	146,464	142,427	129,553
Accumulated other comprehensive (loss) income, net	(3,293)	2,427	193
Total stockholders' equity	230,563	231,780	214,473
Total liabilities and stockholders' equity	$2,023,493	$2,054,821	$2,031,134

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three months ended			Years ended
(in thousands, except per share amounts; unaudited)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Interest income
Interest and fees on loans	$16,394	$17,840	$15,590	$67,472	$61,754
Interest on investment securities
Securities of U.S. government agencies	1,329	1,283	1,461	5,155	4,709
Obligations of state and political subdivisions	596	569	577	2,339	2,155
Corporate debt securities and other	36	38	139	256	685
Interest on Federal funds sold and due from banks	53	104	28	208	135
Total interest income	18,408	19,834	17,795	75,430	69,438
Interest expense
Interest on interest-bearing transaction accounts	27	27	27	109	115
Interest on savings accounts	15	15	14	58	51
Interest on money market accounts	115	112	120	445	495
Interest on time accounts	164	190	204	743	853
Interest on FHLB and overnight borrowings	—	—	81	478	317
Interest on subordinated debentures	111	109	106	436	420
Total interest expense	432	453	552	2,269	2,251
Net interest income	17,976	19,381	17,243	73,161	67,187
(Reversal of) provision for loan losses	(300)	(1,550)	500	(1,850)	500
Net interest income after provision for loan losses	18,276	20,931	16,743	75,011	66,687
Non-interest income
Service charges on deposit accounts	445	447	461	1,789	1,979
Wealth Management and Trust Services	491	506	582	2,090	2,391
Debit card interchange fees	391	393	358	1,503	1,445
Merchant interchange fees	94	114	115	449	545
Earnings on bank-owned life Insurance	218	216	204	844	814
Dividends on FHLB stock	576	223	186	1,153	1,003
Gains (losses) on investment securities, net	31	—	(1)	425	79
Other income	217	215	193	908	937
Total non-interest income	2,463	2,114	2,098	9,161	9,193
Non-interest expense
Salaries and related benefits	6,508	6,683	6,002	26,663	25,764
Occupancy and equipment	1,350	1,275	1,317	5,081	5,498
Depreciation and amortization	479	449	456	1,822	1,968
Federal Deposit Insurance Corporation insurance	65	253	258	825	997
Data processing	959	894	905	3,625	3,318
Professional services	516	476	549	2,044	2,121
Directors' expense	105	143	206	553	826
Information technology	197	307	182	862	736
(Reversal of) provision for losses on off-balance sheet commitments	—	—	(277)	150	(263)
Other expense	1,576	1,430	1,537	6,067	5,984
Total non-interest expense	11,755	11,910	11,135	47,692	46,949
Income before provision for income taxes	8,984	11,135	7,706	36,480	28,931
Provision for income taxes	3,297	4,171	2,781	13,346	10,490
Net income	$5,687	$6,964	$4,925	$23,134	$18,441
Net income per common share:
Basic	$0.93	$1.14	$0.82	$3.81	$3.09
Diluted	$0.93	$1.14	$0.81	$3.78	$3.04
Weighted average shares:
Basic	6,085	6,083	6,033	6,073	5,966
Diluted	6,142	6,117	6,083	6,115	6,065
Dividends declared per common share	$0.27	$0.25	$0.24	$1.02	$0.90
Comprehensive income:
Net income	$5,687	$6,964	$4,925	$23,134	$18,441
Other comprehensive income
Change in net unrealized gain or loss on available-for-sale securities	(9,869)	(831)	(2,456)	(5,658)	(1,420)
Reclassification adjustment for losses (gains) on available-for-sale securities included in net income	—	—	1	(394)	(6)
Net change in unrealized gain or loss on available-for-sale securities, before tax	(9,869)	(831)	(2,455)	(6,052)	(1,426)
Deferred tax benefit	(4,149)	(367)	(1,048)	(2,566)	(531)
Other comprehensive loss, net of tax	(5,720)	(464)	(1,407)	(3,486)	(895)
Comprehensive (loss) income	$(33)	$6,500	$3,518	$19,648	$17,546

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	December 31, 2016			September 30, 2016			December 31, 2015
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$35,398	$53	0.59%	$79,672	$105	0.51%	$41,604	$28	0.26%
Investment securities [2,3]	414,544	2,214	2.14%	394,980	2,120	2.15%	460,811	2,391	2.08%
Loans [1,3,4]	1,471,134	16,723	4.45%	1,454,617	18,182	4.89%	1,377,932	15,890	4.51%
Total interest-earning assets [1]	1,921,076	18,990	3.87%	1,929,269	20,407	4.14%	1,880,347	18,309	3.81%
Cash and non-interest-bearing due from banks	49,184			48,901			45,063
Bank premises and equipment, net	8,568			8,808			9,465
Interest receivable and other assets, net	59,890			61,649			58,342
Total assets	$2,038,718			$2,048,627			$1,993,217
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$91,692	$27	0.12%	$91,035	$27	0.12%	$101,299	$27	0.11%
Savings accounts	160,638	16	0.04%	152,370	15	0.04%	139,281	13	0.04%
Money market accounts	529,003	115	0.09%	531,130	112	0.08%	538,330	120	0.09%
Time accounts, including CDARS	153,976	163	0.42%	160,595	190	0.47%	155,899	205	0.52%
Overnight borrowings [1]	3	—	1.33%	—	—	—%	15	—	—%
FHLB fixed-rate advances [1]	—	—	—%	—	—	—%	15,000	79	2.07%
Subordinate debentures [1]	5,564	111	7.82%	5,516	109	7.68%	5,367	106	7.73%
Total interest-bearing liabilities	940,876	432	0.18%	940,646	453	0.19%	957,711	552	0.23%
Demand accounts	848,881			864,460			805,118
Interest payable and other liabilities	16,604			14,124			16,014
Stockholders' equity	232,357			229,397			214,374
Total liabilities & stockholders' equity	$2,038,718			$2,048,627			$1,993,217
Tax-equivalent net interest income/margin [1]		$18,558	3.78%		$19,954	4.05%		$17,757	3.70%
Reported net interest income/margin [1]		$17,976	3.66%		$19,382	3.93%		$17,243	3.59%
Tax-equivalent net interest rate spread			3.69%			3.95%			3.58%

	Year ended			Year ended
	December 31, 2016			December 31, 2015
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$38,314	$209	0.54%	$52,004	$135	0.26%
Investment securities [2,3]	406,640	8,671	2.13%	370,730	8,255	2.23%
Loans [1,3,4]	1,452,357	68,794	4.66%	1,354,564	62,953	4.58%
Total interest-earning assets [1]	1,897,311	77,674	4.03%	1,777,298	71,343	3.96%
Cash and non-interest-bearing due from banks	42,150			44,543
Bank premises and equipment, net	8,836			9,705
Interest receivable and other assets, net	59,989			58,201
Total assets	$2,008,286			$1,889,747
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$94,252	$109	0.12%	$95,662	$115	0.12%
Savings accounts	151,214	58	0.04%	134,997	50	0.04%
Money market accounts	524,989	445	0.08%	505,280	495	0.10%
Time accounts, including CDARS	158,878	742	0.47%	156,316	853	0.55%
Overnight borrowings [1]	5,383	23	0.42%	784	3	0.38%
FHLB fixed-rate advances [1]	6,803	456	6.59%	15,000	315	2.07%
Subordinated debentures [1]	5,493	436	7.80%	5,288	420	7.94%
Total interest-bearing liabilities	947,012	2,269	0.24%	913,327	2,251	0.25%
Demand accounts	819,916			753,038
Interest payable and other liabilities	15,142			14,856
Stockholders' equity	226,216			208,526
Total liabilities & stockholders' equity	$2,008,286			$1,889,747
Tax-equivalent net interest income/margin [1]		$75,405	3.91%		$69,092	3.83%
Reported net interest income/margin [1]		$73,161	3.79%		$67,187	3.73%
Tax-equivalent net interest rate spread			3.79%			3.71%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity.
  Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.